Exhibit 99.1

Sunrun Inc. Announces Pricing of Offering of $350 Million of Convertible Senior Notes with 50% Conversion Premium

SAN FRANCISCO, Calif. — (BUSINESS WIRE) – January 25, 2021 – Sunrun Inc. (Nasdaq: RUN) (“Sunrun”) today announced the pricing of $350 million aggregate principal amount of 0% convertible senior notes due 2026 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Sunrun also granted the initial purchasers of the notes the option to purchase up to an additional $50 million aggregate principal amount of the notes within a 13-day period beginning on, and including, the date on which the notes are first issued. The sale of the notes is expected to close on January 28, 2021, subject to customary closing conditions.

The notes will be senior, unsecured obligations of Sunrun, will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on February 1, 2026, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 8.4807 shares of Sunrun’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $117.91 per share of Sunrun’s common stock). The initial conversion price of the notes represents a premium of approximately 50% over the $78.61 per share last reported sale price of Sunrun’s common stock on the Nasdaq Global Select Market on January 25, 2021. The notes will be convertible into cash, shares of Sunrun’s common stock or a combination of cash and shares of Sunrun’s common stock, at Sunrun’s election.

Sunrun will not be able to redeem the notes prior to February 6, 2024. On or after February 6, 2024, Sunrun may redeem the notes at its option if the last reported sale price of Sunrun’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on and including the trading day immediately preceding the date on which Sunrun provides notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, holders of the notes may require Sunrun to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the repurchase date. In addition, following certain corporate events or if Sunrun issues a notice of redemption, Sunrun will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event or notice of redemption.

Sunrun estimates that the net proceeds from the offering will be approximately $340.2 million (or $389.0 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by Sunrun. Sunrun intends to use $24.5 million of the net proceeds to pay the cost of the capped call transactions described below. Sunrun intends to use the remainder of the net proceeds to repay outstanding debt and for other general corporate purposes, which may include working capital, capital expenditures, and potential acquisitions and future strategic transactions. However, it has not designated any specific uses and has no definitive agreements with respect to any material acquisition or strategic transaction.

In connection with the pricing of the notes, Sunrun entered into capped call transactions (the “capped call transactions”) with certain of the initial purchasers and/or their respective affiliates (the “option counterparties”). The capped call transactions are expected generally to reduce the potential dilution to Sunrun’s common stock upon any conversion of notes and/or offset any cash payments Sunrun is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap initially equal to $157.22 (which represents a premium of 100% over the last reported sale price of Sunrun’s common stock on the Nasdaq Global Select Market on January 25, 2021), subject to certain adjustments under the terms of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Sunrun expects to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or their respective affiliates may purchase shares of Sunrun’s common stock and/or enter into various derivative transactions with respect to Sunrun’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Sunrun’s common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Sunrun’s common stock and/or purchasing or selling Sunrun’s common stock or other securities of Sunrun in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and (x) are likely to do so during the observation period for conversions of notes following November 1, 2025 and (y) may do so following any repurchase of notes by Sunrun in connection with any fundamental change repurchase or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of Sunrun’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Sunrun’s common stock issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investor & Analyst Contact:

Kelly Burke

Senior Investor Relations Analyst

investors@sunrun.com

(720) 519-5281

Media Contact:

Andy Newbold

Director of Communications

press@sunrun.com